                                 EXHIBIT 10.1

                        EXECUTIVE EMPLOYMENT AGREEMENT

  This EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 18th day of May, 1998 between AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC., a Delaware corporation, with its principal office at One ABC Parkway, Beloit, Wisconsin 53511 (the "COMPANY"), and DAVID LUCK ("EXECUTIVE").

                                  WITNESSETH
                                  ----------

  WHEREAS, Executive desires to become the President and Chief Operating Officer of the Company, and the Company desires to hire Executive to act in such capacity, pursuant to the terms of this Agreement.

  NOW, THEREFORE, in consideration of the mutual promises and agreements herein set forth, the parties agree as follows:

  1.  EMPLOYMENT.  Effective July 1, 1998 (or such earlier date as Executive is
      -----------
available) ("COMMENCEMENT DATE"), Executive shall become employed by the Company in the capacity of President and Chief Operating Officer, and Executive and the Company shall each become obligated to honor and perform the covenants and agreements provided for hereunder. Executive shall initially report directly to the Chief Executive Officer.

  2.  TERM.  Unless sooner terminated as provided for herein, Executive's
      -----
employment shall commence on the Commencement Date and shall continue until April 30, 2005 (the "INITIAL TERM"). For purposes of this Agreement, if the performance of Executive is acceptable to the Company, in its sole discretion, the Company will offer to extend the Initial Term upon terms and conditions to be agreed by the parties. Together, the Initial Term and all renewal employment terms are herein referred to as the "TERM".

  3.  DUTIES.  During the Term of this Agreement, Executive shall perform such
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duties as may from time to time reasonably be requested of him by the Board of
Directors or the Chief Executive Officer or any other person appointed by the Board to direct him. Executive shall initially hold office of President and Chief Operating Officer. Executive shall serve the Company faithfully, diligently, and to the best of his ability, and shall devote his best efforts, attention, energy, and skill to the performance of the duties assigned to him and to promote and further the interests of the Company. During the Term, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and to the duties and responsibilities assigned to him pursuant to this Agreement. Executive may devote a reasonable amount of his time to civic, community or charitable activities. Subject to the restrictions contained in Paragraph 7 hereof, Executive may invest his assets in such manner as will not require any substantial services by Executive in the conduct of the business or affairs of the entities or in the management of the assets in which such investments are made. Executive shall fully inform the Company of all such businesses and managements in which Executive actively engages during the Term.

  4.  COMPENSATION.  Executive's base salary shall be Five Hundred Thirty Three
      -------------
Thousand Dollars ($533,000) per year, payable in appropriate installments to conform with the regular payroll dates for salaried personnel of the Company. In addition to the base salary, Executive shall be entitled to the following bonuses:

  (a) Signing Bonus.  Executive shall earn on the Commencement Date (subject to
      --------------
repayment as set forth in Paragraph 9(a)) and receive a one-time bonus in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) ("SIGNING BONUS"), which shall be payable in two equal installments of Seven Hundred Fifty Thousand Dollars ($750,000) on the Commencement Date and on January 4, 1999, respectively;

  (b) Annual Bonus Part A.  For each calendar year of the Term from 1998 through
      --------------------
2003, Executive shall receive a bonus equal to one percent (1%) of the Company's pre-federal income tax profits ("NET PROFITS") in excess of one percent (1%) of gross sales of the Company, if any, calculated for that calendar year. The bonus described in this Paragraph 4(b) is referred to herein as the "ANNUAL BONUS PART A". Annual Bonus Part A, if any, shall be paid on April 30th of the calendar year following the year for which the bonus is determined.

  (c) Annual Bonus Part B.  For each calendar year of the Term from 1998 through
      --------------------
2003, Executive may receive an additional bonus. To calculate this bonus, determine the Company's gross sales and Net Profits for all completed calendar years beginning in 1998. One percent (1%) of the Net Profits in excess of one percent (1%) of gross sales for all such calendar years shall constitute the "BONUS ACCRUAL". If the Bonus Accrual exceeds the Signing Bonus and any prior Part B bonuses, the excess amount shall be paid to Executive ("ANNUAL BONUS PART B"). The Annual Bonus Part B, if any, shall be paid on April 30th of the calendar year following the year for which the Bonus Accrual is determined. A calculation example for 2003 follows:

   ABC Gross Sales (1998-2003)                       $10,000,000,000.00
   ABC Net Profits                                   $   280,000,000.00
   Threshold (1% of gross sales)                     $   100,000,000.00
   Net Profits Over Threshold                        $   180,000,000.00
   Bonus Accrual (1998-2003)                         $     1,800,000.00
   Signing Bonus & Prior Part B Bonuses   (less than)$     1,500,000.00(greater than)
   Annual Bonus Part B (2003)                        $       300,000.00

  (d) Final Year Bonus.  For calendar year 2004, Executive shall receive a final
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      year bonus calculated as follows:

  For the preceding six (6) calendar years, a sum shall be calculated equal to two percent (2%) of Net Profits in excess of one percent (1%) of gross sales calculated for such period (as calculated, the "FINAL YEAR BONUS BASE"). For example:

   ABC Gross Sales (1998-2003)             $10,000,000,000.00
   ABC Net Profits:                        $   280,000,000.00
   Threshold (1% of gross sales)           $   100,000,000.00
   Net Profits Over Threshold              $   180,000,000.00
   Final Year Bonus Base (2% of
   Net Profits Over Threshold)             $     3,600,000.00

  For his Final Year Bonus, Executive shall be paid the greater of (i) the sum of ten percent (10%) of Net Profits in excess of one (1%) percent of gross sales in calendar year 2004 in excess of the Final Year Bonus Base, or (ii) the Annual Bonus Part A and the Annual Bonus Part B if it had been calculated for calendar year 2004. An illustration follows using the previous example:

   ABC Gross Sales (2004)                            $ 2,200,000,000.00
   ABC Net Profits                                   $   100,000,000.00
   Threshold (1% of gross sales)          (less than)$    22,000,000.00(greater than)
   Net Profits over Threshold                        $    78,000,000.00
   10% of Net Profits Over Threshold                 $     7,800,000.00
   Final Year Bonus Base                             $     3,600,000.00
                                                     ------------------
   Final Year Bonus                                  $     4,200,000.00

  The Annual Bonus Parts A and B calculated for 2004 would be a maximum of $1,560,000 (2% of $78,000,000). Therefore, in this example, the Final Year Bonus would equal the higher sum of $4,200,000. No bonus will be due for the period from January 1, 2005 to April 30, 2005.

  The foregoing examples (including the dates and amounts referenced therein) are for illustrative purposes only and are not intended to represent any particular result. The Company makes no representation or warranty with respect to the income earned in the past or projected to be earned at any time, and the Company makes no representation or warranty that Executive will receive any amount of Annual Bonus or Final Year Bonus. The calculations of Net Profits and any bonuses due hereunder shall be made in the reasonable discretion and in accordance with generally accepted accounting principles by the Company's Chief Financial Officer. From time to time, the Company may change its accounting principles and tax status as determined by its Board of Directors.

  5.  OTHER COMPANY BENEFITS.
      -----------------------

  (a) Benefits and Vacation.  Executive will be entitled to participate in all
      ----------------------
pension and profit sharing programs, medical insurance programs, life insurance programs, and other employee benefit programs, if any, as may from time to time be applicable to other senior management employees of the Company. Executive shall be entitled to four (4) weeks of paid vacation during the Initial Term. Executive's vacation shall be scheduled in conformity with the Company's policies, as they may exist from time to time, concerning the scheduling of vacations for senior executives or management. Executive shall be entitled to a vehicle allowance or the use of a vehicle owned by the Company. Executive may be assessed an amount for his personal use of the vehicle in accordance with federal and state tax requirements, and any such assessment shall be deducted from Executive's base salary.

  (b) General-Profit Sharing and Other Bonus Plans.  The specific compensation
      --------------------------------------------
and fringe benefit provisions hereunder shall not be deemed to preclude Executive's current or subsequent eligibility for, or participation in, insurance, profit sharing, stock option, pension or other plan or program which the Company has or may hereafter generally adopt for the benefit of its employees. The Bonus plan set forth in Paragraph 4 shall be the exclusive bonus program available to Executive and he shall not be entitled to participate in any other bonus program offered to other employees of the Company.

  6.  BUSINESS EXPENSES.  In view of Executive's senior position, he will be
      ------------------
expected to travel and to entertain customers, vendors and other business entities and to incur certain expenses for and on behalf of the Company. In connection with these duties, reasonable business and travel expenses incurred by Executive in accordance with Company policies shall be reimbursed to him on presentation of proper vouchers or invoices or other evidences of payment or liability for such business expenses.

  7.  CONFIDENTIALITY; NON-COMPETITION.
      ---------------------------------

  (a) Position of Loyalty.  In the course of Executive's employment with the
      --------------------
Company, and because of the nature of Executive's responsibilities, Executive may acquire and have access to valuable trade secrets, proprietary data and other confidential information (collectively, "CONFIDENTIAL INFORMATION") with respect to the Company's customers, suppliers, competitors and business. Such trade secrets, proprietary data and other confidential information include but are not limited to the following: the Company's existing and contemplated services, products, business and financial methods and practices, plans, pricing, selling techniques, business systems, product technologies and formulas, and special methods and process involved in providing services, lists of the Company's existing and prospective suppliers, subcontractors and/or customers, methods of obtaining suppliers and customers, credit and financial data for the Company's present and prospective suppliers and/or customers, particular business requirements of the Company's present and prospective customers as well as similar information related to any subsidiaries or affiliates the Company may have. In addition, Executive, on behalf of the Company, may in the future enhance or develop personal acquaintances and relationships with the Company's present and prospective suppliers, subcontractor and customers, which acquaintances and relationships may constitute the Company's only contact with such persons or entities. As a consequence thereof, the parties agree that Executive occupies or will occupy a position of trust and confidence with respect to the Company's affairs and its products and services. In view of the foregoing and in consideration of the remuneration to be paid to Executive hereunder, Executive acknowledges and agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in subparagraphs (b) through (f) below regarding the conduct of Executive during and subsequent to employment with the Company, and that the Company will suffer irreparable injury if Executive engages in conduct prohibited thereby. Executive represents that he does not expect the observance of the aforementioned covenants (b) through (f) will cause Executive any undue hardship nor will it unreasonably interfere with Executive's ability to earn a livelihood. The covenants contained in subparagraphs (b) through (f) below shall each be construed as a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of those covenants.

  (b) Non-Disclosure.  Executive, while in the employ of the Company or at any
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time thereafter, will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, company, association or corporation, any of the Company's or its subsidiaries' or affiliates' Confidential Information which was communicated to or otherwise learned of or acquired by Executive during his employment with the Company or its predecessor, provided, however, Executive may disclose or use such information under any of the following circumstances: (a) disclosure or use thereof in good faith by Executive in connection with the performance of his duties in the course of his employment by the Company, (b) disclosure which Executive is advised by counsel is required by a court or other governmental agency of competent jurisdiction,
(c) disclosure or use by Executive of any such information or data which is generally known within the industry or is otherwise available through independent sources who do not owe a duty of confidentiality to the Company or its subsidiaries or affiliates, and (d) disclosure or use by Executive, after the expiration of thirty-six (36) months following Executive's termination of employment with the Company (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), of any such information in connection with Executive's subsequent employment or business endeavors undertaken in good faith and without specific intent of unreasonably depriving the Company of the value and benefit of such proprietary data.

  (c) Return of Information and Equipment.  Promptly after the termination of
      ------------------------------------
employment with the Company (whether or not pursuant to an employment agreement), Executive will deliver to the Company all originals and copies or memoranda, customer lists, samples, records, documents, computer programs, product information, hardware, equipment (e.g., computers, fax machines, vehicles) and other materials and equipment requested by the Company which he has obtained from the Company while serving in any such capacity.

  (d) Non-Competition.  During Executive's employment with the Company, and for
      ----------------
a period of twenty-four (24) months following termination of Executive's employment with the Company for any reason whatsoever (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Executive shall not, without the express written consent of the Company or approval of the Board of Directors of the Company, directly or indirectly, own, finance, manage, operate, control, or participate in the financing, ownership, management, operation or control of, or be employed by or act as an officer, director, agent, representative, advisor, consultant, partner, member or investor, or be connected with in any other manner or otherwise engage in or have any connection with any business in the United States which provides, and competes with, the types of services performed or products distributed by the Company, its subsidiaries or affiliates at any time during the Term. Notwithstanding anything contained herein to the contrary, Executive shall not be precluded hereby from
(i) owning stock or any other securities in a publicly traded company where such investment entitles Executive to less than one percent (1%) of the voting control over such company, or (ii) working as an employee, after the termination of Executive's employment with the Company, for any entity in which Executive has no ownership interest, or option or other right to acquire an ownership interest, in any capacity where the likelihood of Executive's breach or violation of the provisions of subparagraphs (b) and (e) is demonstrated to the reasonable satisfaction of the Board of Directors to be remote.

  (e) Non-Solicitation of Customers.  During Executive's employment with the
      ------------------------------
Company, and for a period of twenty-four (24) months following the termination of Executive's employment with the Company for any reason whatsoever (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), and except in the good faith furtherance of the interests of the Company, Executive will not, without the express written consent of the Board of Director's approval, contact (whether or not initiated by Executive), with a view toward selling any product or service competitive with any product or service, to Executive's knowledge, sold or proposed to be sold by the Company or any subsidiary or affiliate of the Company at the time of such contact, any person, firm, company, association or corporation: (i) to which the Company or any subsidiary or affiliate of the Company was known by Executive to have sold any product or service during the preceding year, (ii) which Executive solicited, contacted or otherwise dealt with on behalf of the Company or any subsidiary or affiliate of the Company during the preceding year, or (iii) which Executive was otherwise aware was a customer or prospective customer of the Company or any subsidiary or affiliate of the Company during the preceding year. Executive will not directly or indirectly make any contact, either for his benefit or for the benefit of any person, firm, company, association or corporation, and Executive will not in any manner assist any such person, firm, association or corporation to make any such contact.

  (f) Non-Interference.  During Executive's employment with the Company, and for
      -----------------
a period of thirty-six (36) months following the termination of Executive's employment with the Company for any reason whatsoever (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Executive shall not induce or encourage, directly or indirectly, (i) any employee of the Company to leave his or her employment, or to seek employment with anyone other than the Company, unless it has been determined by Executive in good faith with Board of Directors, that such employee's performance or other characteristics or circumstances are such that employee's leaving the Company are in the best interests of the Company, or (ii) any customer or vendor (including without limitation, independent contractors engaged by the Company to provide or deliver products to, or perform services for, customers of the Company) of the Company to modify or terminate any relationship, whether or not evidenced by a written contract, with the Company unless it has been determined by Executive in good faith with the Board of Directors that such modification or termination is in the best interests of the Company.

  8.  SPECIFIC PERFORMANCE.  Executive acknowledges and agrees that the
      ---------------------
restrictions set forth in Paragraph 7 are reasonable and necessary for the protection of the Company's business and goodwill and that the Company will suffer irreparable injury if Executive engages in the conduct prohibited thereby. Executive further agrees that if he breaches or attempts to breach any of his obligations under Paragraph 7, the Company, in addition to any other remedies available to it under law, may obtain injunctive relief against him to prevent such continued or attempted breach and the Company may recover any damages it may incur as a result of any such continued or attempted breach and for the enforcement of Paragraph 7. In the event of any action by the Company to enforce all or any part of the provisions of Paragraph 7, the "prevailing party", as determined by the adjudicator, shall be entitled to recover from the other party its reasonable attorney's fees and litigation expenses in connection with such action.

  9.  EARLY TERMINATION.  The Term of this Agreement can be terminated earlier
      ------------------
as follows:

  (a) Executive may terminate Executive's employment with the Company with cause (breach by the Company of this

Agreement) or without cause upon ninety (90) days prior written notice (which notice shall include a resignation by Executive as an officer, manager and member of any advisory board), provided that, at the Company's option, Executive's employment and ability to act on behalf of the Company can be terminated immediately upon receipt by the Company of said written notice. If Executive terminates his employment without cause at any time before May 1, 2003, Executive shall repay that portion of the Signing Bonus, if any, which exceeds the Bonus Accrual for all prior calendar years as of the date of the Executive's notice and release the Company from any claim for accrued but unpaid compensation including, without limitation, Annual Bonuses and the Final Year Bonus, if applicable.

  (b) Subject to the provisions of this Paragraph 10, the Company may terminate Executive's employment with Cause (as defined below) or without cause upon advance written notice specifying a termination date ("TERMINATION DATE") therein, which shall be no sooner than thirty (30) days after the date of such notice for termination without cause and which may be any time after the notice
if such termination is for Cause.   If Company terminates Executive's employment
with Cause (but only for a reason permitted in Paragraphs 10(a)(iii)(A), (C) or (D)) at any time before May 1, 2003, Executive shall repay that portion of the Signing Bonus, if any, which exceeds the Bonus Accrual for all prior calendar years as of the date of such termination and Executive shall be deemed to have released the Company from any claim for accrued but unpaid compensation including, without limitation, Annual Bonuses and the Final Year Bonus, if applicable.

  (c) Executive's employment with the Company will terminate upon Executive's death or Disability. For purposes of this Agreement, Executive shall be deemed to have a "DISABILITY" if Executive becomes , by reason of physical or mental illness, or accident, for a continuous period of twelve (12) months, to substantially perform the material duties and responsibilities of President and Chief Operating Officer in substantially the same manner as such duties and responsibilities were performed by Executive prior to such illness or accident; provided, however, that a period of disability separated by fewer than thirty
-----------------
(30) days of continuous service shall be deemed to be continuous.

  (d) By the mutual, written agreement of both parties.

  10.   SEVERANCE AND OTHER BENEFITS.  If Executive's employment terminates
        -----------------------------
during the Initial Term of this Agreement, the following shall apply:

  (a) If the termination occurs under any of the following circumstances, there will be no liability on the part of the Company for the payment to Executive of severance or other benefits in connection with such termination (except as otherwise provided in any other contractual agreement or under any plan or policy of the Company or as otherwise required by law) for any compensation or other benefits attributable to any period after such termination:

  (i)    Executive's resignation or other election to terminate without cause;

  (ii)   Executive's death or Disability; or

  (iii)  the Company's termination of Executive for Cause.

For the purposes of clause (iii) above, "CAUSE" means, in connection with a discharge of Executive, any of the following: (A) Executive is guilty of fraud, dishonesty or other willful or malicious acts of misconduct related to Executive's employment which has a material adverse effect on the business, financial condition or well-being of the Company or (B) Executive has brought himself or the Company into public disrepute causing a material adverse effect on the business, financial condition or well-being of the Company; (C) Executive is unable to adequately perform his duties and responsibilities by reason of substance abuse; (D) voluntary resignation from employment of the Company; or
(E) Executive has (1) unreasonably failed or refused to perform the duties and responsibilities assigned to him as described in this

Agreement or in any reasonable orders or directions provided to him in writing by the Chief Executive Officer or Board of Directors, or (2) has failed to abide by or has breached the terms, conditions or covenants of this Agreement or any other written agreement between Executive and the Company in effect from time to time, and that such failure, refusal or breach under this Paragraph 10(a)(iii)(E) has not been cured (if susceptible to cure) within thirty (30) days after receipt by Executive of written notice from the Board of Directors or Chief Executive Officer specifying such failure, refusal or breach. The Board of Directors and Chief Executive Officer shall not unreasonably interfere with Executive's ability to perform the duties and responsibilities assigned to him.

  (b) If the termination occurs during the Initial Term by reason of the Company's election to terminate for a reason other than an event referred to in subparagraph (a) above, Executive shall be compensated as follows: (i) prompt payment of the balance of the Signing Bonus due, if any; (ii) prompt payment of all accrued but unpaid salary and benefits, if any; (iii) payment of twenty-four
(24) months base salary or $1,066,000 to be paid over twenty-four (24) months in accordance with the Company's ordinary payroll schedule; (iv) payment of the Annual Bonus and Final Year Bonus, if applicable, for any calendar year preceding the calendar year during which the Agreement is terminated and a prorated bonus, if applicable, for the calendar year in which the Agreement is terminated to be paid on April 30th of the year following termination; provided,
                                                                       ---------
however, that (A) the Company shall be entitled to reduce or offset against such
-------
payments, or otherwise recover from Executive to the extent any payments have been made, the amounts provided for in subparagraph (c) below, and (B) in the event the any of the covenants set forth in Paragraph 7 above are determined by a court of competent jurisdiction to be unenforceable or if Executive breaches any such provision or provisions, then Executive shall not be entitled to the payments set forth in subclauses (i), (iii) and (iv) of this Paragraph 10(b).

  (c) The Company shall have the option, in its sole discretion, to credit any amount owing to it (for any reason) against payments due to Executive from the Company for any reason or to demand reimbursement from Executive; provided,
                                                                  ---------
however,  Executive shall have the right to dispute such debt and/or the amount
--------
thereof pursuant to the provisions of Paragraph 17 hereof.

  11.   WAIVER.  The waiver by either party of a breach or provision of this
        ------
Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach by such other party. No waiver by the Company shall be effective unless it is made in writing and signed by the Chief Executive Officer or Board of Directors of the Company.

  12.   AMENDMENT.  This Agreement may not be changed orally or rescinded, but
        ---------
may only be changed or rescinded by a written instrument signed by Executive and by the Chief Executive Officer of the Company pursuant to a resolution of the Board of Directors authorizing the Company to enter into said amendment.

  13.   NOTICES.  Any notice permitted or required hereunder shall be sufficient
        -------
if in writing, sent by registered or certified mail, return receipt requested or express courier, and, in the case of the Company, to its principal business address, and in the case of Executive, to his last known residence address as listed on Executive's records with the Company, or as otherwise provided in a written notice by a party. Notice shall be deemed to be received three (3) days after its mailing.

  14.   BENEFITS AND ASSIGNABILITY.  This Agreement shall inure to the benefit
        --------------------------
of and be binding upon the parties and their successors and assigns, provided, however, the duties of Executive under this Agreement are personal to him and may not be assigned by him.

  15.   SEVERABILITY.  The invalidity, illegality, or unenforceability of any
        ------------
provision hereof shall not in any way affect, impair, invalidate or render unenforceable this Agreement or any other provision hereof. It is intended that each provision of this Agreement which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible. In the event that a court of competent jurisdiction would hold all or any portion of Paragraph 7 hereof unenforceable as a result of its geographic or business scope or duration, said Paragraph shall be construed as if its geographical or business scope had been more narrowly drafted so as not to be invalid or unenforceable.

  16.   GOVERNING LAW.  Notwithstanding that any of the parties hereto may now,
        -------------
or at any time during the term of this Agreement, be domiciled outside of the State of Wisconsin, this Agreement shall be regarded for all purposes as a Wisconsin document and the validity and construction hereof, and all acts and payments required hereunder, shall be determined and governed, in all respects, by the laws of the State of Wisconsin.

  17.   ARBITRATION.  Except for any claim or action by the Company regarding a
        -----------
breach by Executive of any provision of Paragraph 7 or to enforce any provision of Paragraph 7, any dispute, controversy or claim arising out of or relating to this Agreement or any provision hereof, or the breach thereof, shall be resolved and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration claims shall be filed and heard in Madison, Wisconsin.

  18.   TAXES.  The Company shall be entitled to deduct or withhold all
        -----
applicable payroll and social security taxes where required on all compensation and/or other benefits paid or reimbursed to Executive or any permitted successor in interest.

  19.   INDEPENDENT ADVICE.  Executive hereby represents and warrants to the
        ------------------
Company that he has been advised to and has had the opportunity to seek the advice of independent counsel in connection with this Agreement and the transactions contemplated hereby and has obtained such independent advice or hereby waives his right to seek such independent advice. Executive further represents that he has made the decision to execute this Agreement independent of any other executive, his counsel or counsel to the Company.

  IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed the day and year above written.

                       COMPANY:

                       AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC., a Delaware corporation

                       ____________________________________
                       By:_________________________________
                       Its:________________________________


                       EXECUTIVE:

                       ____________________________________
                       DAVID LUCK
                       Address: 10 Laquinta Court
                       Lake in the Hills, Illinois 60102